Exhibit 10.4
SemManagement L.L.C.
Waiver And Release
Agreement

    This agreement, waiver and release (this “Agreement”), made as of the 2nd day of August, 2017, is made by and among SemManagement L.L.C. (together with all successors thereto, “Company”) and Candice L. Cheeseman (“Employee”).
WHEREAS, Employee received Restricted Stock Awards (the “RSAs”) under the SemGroup Corporation Equity Incentive Plan that vest pursuant to the terms of Award Agreements (the “Award Agreements”) on March 2, 2018 and March 1, 2019 (the “Vesting Dates”);

WHEREAS, Section 3(e) of the Award Agreements provides that the Equity Awards related thereto together with associated dividends will be forfeited by the Employee without any consideration if the Employee’s service is terminated other than in connection with a change of control, death, disability, or involuntary termination of service without cause;

WHEREAS, on February 24, 2011, the Compensation Committee of the Board of Directors of SemGroup Corporation (the “Compensation Committee”) adopted a cash-based Short-Term Incentive Program (the “STIP”);
WHEREAS, the Compensation Committee previously established the Employee’s target award, performance measures, and personal performance goals for the STIP performance year ending December 31, 2017 (the “2017 Performance Year”);
WHEREAS, the Employee has notified the Company of her intention to retire prior to the end of the 2017 Performance Year and the Vesting Dates; and
WHEREAS, notwithstanding the Employee’s retirement and subject to the effectiveness of this Agreement, the Compensation Committee approved (i) the designation of the Employee as an “Eligible Employee” under the STIP with respect to the 2017 Performance Year to be eligible to receive a STIP award pro-rated for the period of 2017 during which the Employee was an employee of the Company (“Pro-Rated STIP Eligibility”) and (ii) the vesting of the RSAs and associated dividends (the “Modified Vesting”).

NOW THEREFORE, in consideration of Pro-Rated STIP Eligibility and the Modified Vesting and in consideration of the representations, covenants and mutual promises set forth in this Agreement, the parties agree as follows:

1.    Termination. The parties have agreed that the at-will employment relationship between Employee and the Company is wholly and completely terminated in all respects, effective August 1, 2017 (the “Retirement Date”).
2.    STIP Payment and Modified Vesting. In consideration of the representations, agreements, waivers, and releases set forth herein, and upon the terms and conditions herein described, the Employee will qualify for Pro-Rated STIP Eligibility and the Company will consummate the Modified Vesting. Employee understands and represents that Pro-Rated STIP Eligibility and the Modified Vesting constitute consideration to which she would not otherwise be entitled but for this Agreement. Employee acknowledges that Pro-Rated STIP Eligibility may not result in an award or may result in an award significantly less than Employee’s pro-rated target award for the 2017 Performance Year and agrees that, in such event, the Modified Vesting by itself is sufficient consideration for the representations, covenants and mutual promises set forth in this Agreement.
3.    Time of Offer and Effectiveness. The offer of Pro-Rated STIP Eligibility and the Modified Vesting shall be open until the close of business twenty-one (21) calendar days from the Retirement Date. Pro-Rated STIP Eligibility and consummation of the Modified Vesting shall be subject to effectiveness of this Agreement and shall occur on the Effective Date as described in Section 8. Pro-Rated STIP Eligibility and any award with respect thereto shall be subject to the terms and provisions of the STIP.
4.    Release (“Release”). Except with respect to Pro-Rated STIP Eligibility and the Modified Vesting, the Employee, and Employee’s heirs, executors, assigns, agents, legal representatives, and personal representatives, hereby releases, acquits and forever discharges the Company, its agents, subsidiaries, affiliates, operating units and their respective officers, directors, agents, servants, employees, attorneys, stockholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, obligations, promises, acts, agreements, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to the day prior to execution of this Agreement that arose out of or were related to the Employee’s employment with the Company or the Employee’s termination of employment with the Company including, but not limited to, any and all claims or demands pursuant to Title VII of the Civil Rights Act of 1964 as amended by the Civil Rights Act of 1991, which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1866, 42 U.S.C. §2000e, et seq., 42 U.S.C. §1981, 1983 and 1985, which prohibits violations of civil rights; the Equal Pay Act of 1963, 29 U.S.C. § 206(d)(1), which prohibits unequal pay based upon gender; the Age Discrimination in Employment Act of 1967, as amended, and as further amended by the Older Workers Benefit Protection Act, 29 U.S.C. § 621, et seq., which prohibits age discrimination in employment; the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §1001, et seq., which protects certain employee benefits; the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. § 12101, et seq. and the Rehabilitation Act of 1973, which prohibit discrimination against the disabled; the Family and Medical Leave Act of 1993, as amended 29 U.S.C. § 2601, et seq., which provides medical and family leave; the federal Worker Adjustment and Retraining Notification Act (as amended) and similar laws in other jurisdictions; the Oklahoma Anti-Discrimination Act, Okla. Stat., tit. 25, §§ 1101, et seq., the Fair Labor Standards Act, 29 U.S.C. § 201, et seq., including the Wage and Hour Laws relating to payment of wages, including, but not limited to, vacation pay, commissions, and bonuses; and all other federal, state or local laws or regulations prohibiting employment discrimination and/or governing the payment of wages, benefits, and other forms of compensation, and any claims for wrongful discharge, breach of contract, breach of the implied covenant of good faith and fair dealing, fraud, discrimination, harassment, defamation, infliction of emotional distress, termination in violation of public policy, retaliation, including workers' compensation retaliation under state statutes, tort law; contract law; wrongful discharge; discrimination; fraud; libel; slander; defamation; harassment; emotional distress; breach of the implied covenant of good faith and fair dealing; or claims for retaliation, or other claims arising under any local, state or federal regulation, statute or common law. This Release does not apply to the payment of any and all benefits and/or monies earned, accrued, vested or otherwise owing, if any, to the Employee under the terms of a Company sponsored tax qualified retirement or savings plan, except that the Employee hereby releases and waives any claims that his termination was to avoid payment of such benefits or payments, and that, as a result of his termination, she is entitled to additional benefits or payments. Additionally, this Release does not apply to any of Employee’s rights or obligations with respect to indemnification or directors’ and officers’ liability coverage to which Employee is entitled or subject in his capacity as a former officer or employee of the Company or SemGroup Corporation. This Release does not apply to any claim or rights which might arise out of the actions of the Company after the date the Employee signs this Agreement. Further, notwithstanding anything herein to the contrary, nothing herein or otherwise shall release the Company from any claims, rights or damages that may not be released or waived as a matter of law.
5.    No Inducement. Employee agrees that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that the Employee is entering into this Agreement without any threat or coercion and without reliance or any statement or representation made on behalf of the Company or by any person employed by or representing the Company, except for the written provisions and promises contained in this Agreement.
6.    Protected Rights. Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the U.S. Equal Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local governmental agency or commission (“Government Agencies”). Employee further understands that this Agreement does not limit Employee’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Employee’s right to receive an award for information provided to any Government Agencies.
7.    Damages. The parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. It is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach of this Agreement.
8.    Advice of Counsel; Time to Consider; Revocation. Employee acknowledges the following:
(a)    Employee has read this Agreement, and understands its legal and binding effect. Employee is acting voluntarily and of Employee’s own free will in executing this Agreement.
(b)    Employee has been advised to seek and has had the opportunity to seek legal counsel in connection with this Agreement.
(c)    Employee was given at least 21 days to consider the terms of this Agreement before signing it.
Employee understands that, if Employee signs this Agreement, Employee may revoke it within seven days after signing it by delivering written notification of intent to revoke within that seven day period. Employee understands that this Agreement will not be effective until after the seven-day period has expired (such date, the “Effective Date”).
9.    Severability. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other portion of this Agreement. Any section or a part of a section declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of the section to the fullest extent possible while remaining lawful and valid.
10.    Amendment. This Agreement shall not be altered, amended, or modified except by written instrument executed by the Company and the Employee. A waiver of any portion of this Agreement shall not be deemed a waiver of any other portion of this Agreement.

11.    Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same instrument.
12.    Headings. The headings of this Agreement are not part of the provisions hereof and shall not have any force or effect.
13.    Rules of Construction. Reference to a specific law shall include such law, any valid regulation promulgated thereunder, and any comparable provision of any future legislation amending, supplementing or superseding such section.
14.    Applicable Law. The provisions of this Agreement shall be interpreted and construed in accordance with the laws of the State of Oklahoma without regard to its choice of law principles.
IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates specified below.
/s/ Candice Cheeseman
Candice L. Cheeseman
Date:     August 2, 2017
SemManagement L.L.C., acting on behalf of itself and its Subsidiaries and Affiliates
By: /s/ Kay Kittleman
Kay Kittleman

Title: Vice President Human Resources

Date: August 2, 2017
A C K N O W L E D G M E N T
I HEREBY ACKNOWLEDGE that SemManagement L.L.C. (the “Company”), in accordance with the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act of 1990, informed me in writing that:
(1)    I should consult with an attorney before signing the Waiver and Release Agreement ("Agreement") that was provided to me.
(2)    I may review the Agreement for a period of up to 21 days prior to signing the Agreement. If I choose to take less than 21 days to review the Agreement, I do so knowingly, willingly and on advice of counsel.
(3)    For a period of seven days following the signing of the Agreement, I may revoke the Agreement, and that the Agreement will not become effective or enforceable until the seven day revocation period has elapsed.

(4)    The Company shall not accept my signed Agreement prior to the last day of my employment.
I HEREBY FURTHER ACKNOWLEDGE receipt of this Agreement on the 2nd day of August, 2017.

WITNESS:
/s/ Mark D. Berman     /s/ Candice L. Cheeseman
Mark D. Berman                Candice L. Cheeseman